Exhibit 21.1
List of Subsidiaries

Entity's name for conducting business	Jurisdiction of incorporation

Omnicell Pty Ltd	Australia

Omnicell (Beijing) Technology Co. Ltd	China

Omnicell GmbH	Federal Republic of Germany

Omnicell SAS	France

Omnicell S.r.l.	Italy

Omnicell India Private Limited	India

Omnicell B.V.	Netherlands

Omnicell Limited	United Kingdom

ateb, Inc.	United States

RxInnovation Inc.	United States

FDS Amplicare Company	United States

FDS, Inc.	United States

FDS Insurance Agency, Inc.	United States

Flavma Inc.	United States

MarkeTouch Media, LLC	United States

MedPak Holdings, Inc.	United States

MTS Medication Technologies, Inc.	United States

MTS Packaging Systems, Inc.	United States

Omnicell International, LLC	United States

340B Investment, LLC	United States

340B Solutions, LLC	United States

340B Link, LLC	United States

ReCept Holdings, Inc.	United States

ReCept Group, Inc.	United States

ReCept F&M, LLC	United States

ReCept Cityview, LLC	United States

ReCept, LLC	United States

ReCept One, LLC	United States

ReCept Pharmacy, L.P.	United States

ReCept Healthcare Services, L.P.	United States